Exhibit 10.9

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Castle Creek Biosciences, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its parent(s), subsidiaries, and other corporate affiliates, and each of their respective present and former executives, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and John Maslowski (the “Executive”) (Employer and the Executive are collectively referred to as the “Parties”) as of May 31, 2021 (the “Execution Date”).

The Executive’s last day of employment with the Employer was May 31, 2021 (the “Separation Date”). After the Separation Date, the Executive will not represent himself as being an executive, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer Group including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date, except as set forth in and subject to Paragraph 3 below.

1. Return of Property. By the Separation Date, the Executive warrants and represents that he has returned all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in the Executive’s possession.

2. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a)	has not filed any claims, complaints, or actions of any kind against the Employer Group with any federal, state, or local court or government or administrative agency;

(b)

has not made any claims or allegations to the Employer Group related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse;

(c)	has been properly paid for all hours worked for the Employer and;

(d)

has received all salary, wages, commissions, bonuses, and other compensation due to the Executive outside of this Agreement, with the exception of the Executive’s final payroll check for salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and

(e)	has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer or Employer Group.

3. Separation Benefits. As consideration for the Executive’s execution of, non-revocation of, and compliance with this Agreement, including the Executive’s Waiver and Release of claims in Paragraph 4 and Executive’s Amended and Restated Employment Agreement entered into on August 20, 2019, together with the General Release in Exhibit A to the Amended and Restated Employment Agreement, which Executive signed on May 31, 2021 (the “Employment Agreement”), the Employer agrees to provide the following severance and benefits pursuant to Paragraph 5.2 of the Employment Agreement:

(a)

An amount equal to one and a half (1.5) times the sum of (i) the Executive’s Base Salary and (ii) the Executive’s target Annual Bonus, which equals $1,009,562 in the aggregate, less all relevant taxes and other withholdings, which shall be paid in substantially equal installments over the remaining portion of calendar year 2021 in accordance with the Employer’s normal payroll practices. The installments shall commence on the first normal payroll date that is at least five (5) business days after the Effective Date (as defined in Section 4(b)(vii)), and the initial installment shall include a catch-up amount to cover any unpaid installments during the period from the Separation Date until the date of such first installment, if applicable;

(b)

An amount equal to eleven (11) vacation days which were accrued but not used by the Executive, which equals $18,982.48, less all relevant taxes and other withholdings, which shall be paid together with the first installment referenced in Paragraph 3 (a) above.

(c)

If the Executive and his eligible dependents timely and properly elect COBRA continuation coverage, the Employer shall reimburse the Executive an amount equal to 100% of the monthly COBRA premium paid by the Executive for him and his eligible dependents, for either (18) months following the Separation Date, or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive (or no longer elects) COBRA continuation coverage. Such COBRA reimbursements shall be made on a taxable basis and shall commence on the first normal payroll date that is at least five (5) business days after the Effective Date, provided that the initial reimbursement shall include a catch-up amount to cover any unpaid monthly reimbursements during the period from the Separation Date until the date of such first installment; and

(d)

That certain option held by the Executive to purchase 5,500 shares of the Employer’s common stock, which was granted on October 1, 2020 with an exercise price of $52.61 per share (the “Option”), pursuant to the Employer’s Amended and Restated Management Incentive Plan (the “Incentive Plan”) and that certain Stock Option Agreement, dated as of October 1, 2020 between the Employer and the Executive (the “Option Agreement”) shall be fully vested and exercisable as of the Separation Date, and following the Separation Date shall remain exercisable as follows:

(i)

If a Registration Statement on Form S-1 filed with the Securities and Exchange Commission relating to the registered underwritten public offering of shares of common stock of Castle Creek Biosciences, Inc. (an “S-1”) has become effective by December 31, 2021, the Option shall remain exercisable until the earlier of (x) the date which is three (3) months after the lock-up agreement entered into by Executive in connection with such public offering has expired or (y) the “Expiration Date” of the Option as set forth in the Option Agreement.

(ii)

If an S-1 has not become effective by December 31, 2021, the Option shall remain exercisable until the earlier of (x) December 31, 2021 or (y) the “Expiration Date” of the Option as set forth in the Option Agreement.

The Executive acknowledges and agrees that the Executive’s only equity or equity-based interest, or right to any equity or equity-based interest, in the Employer or any of its affiliates consists solely of the Option. Other than as modified by clauses (i) and (ii) above, the Option shall remain subject in all respects to the terms and conditions of the Option Agreement and the Incentive Plan.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the General Release contained in Paragraph 4 of the Agreement and the restrictive covenants contained in it. The Executive acknowledges and agrees that the General Release dated May 31, 2021 in Exhibit A to the Amended and Restated Employment Agreement is incorporated herein and superseded by the General Release contained in Paragraph 4 of the Agreement. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

4. General Release.

(a)	Executive’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer and Employer Group, including the Employer’s parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and each of its and their current or former respective officers, directors, executives, employees, agents, shareholders, employment benefit plans (and the administrators and fiduciaries of such plans), attorneys and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Employer or any of the aforementioned persons or entities, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Employer or Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement, including, but not limited to:

(i)

any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), as amended, 42 U.S.C. §§ 2000 et. seq.; the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et. seq.; the Family and Medical Leave Act of 1993 (FMLA), as amended, 29 U.S.C. §§ 2601, et. seq.; (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA); the Equal Pay Act; the Executive Retirement Income Security Act of 1974 (ERISA) (regarding unvested benefits), as amended , 29 U.S.C. §§ 1001, et. seq.; the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act (FCRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN), as amended, 29 U.S.C. §§ 2101 et. seq.; the National Labor Relations Act (NLRA); the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §§ 621, et seq.; the Older Workers Benefit Protection Act; the Uniform Services Employment and Reemployment Rights Act (USERRA); the Genetic Information Nondiscrimination Act (GINA); the Immigration Reform and Control Act (IRCA); the Pennsylvania Human Relations Act (PHRA); the Pennsylvania Whistleblower Law, including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)

any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released, except the severance and benefits pursuant to this Agreement;

(iii)

any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)

any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(v)	indemnification rights the Executive has against the Employer and Employer Group.

However, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; and (C) any right to file an unfair labor practice charge under the National Labor Relations Act; and (D) protections against retaliation under the Taxpayer First Act (26 U.S.C. § 2623(d)); and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et. seq., and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(i)	the Executive has read this Agreement in its entirety and understands all of its terms;

(ii)	by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing and has consulted with such counsel before signing this Agreement;

(iii)	the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)

the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(v)

the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)

the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Matthew Gantz, President and CEO of Castle Creek Biosciences, Inc., at 405 Eagleview Blvd., Exton, PA 19341 by email or overnight mail before the end of this seven-day period; and

(vii)

the Executive understands that this Agreement shall not become effective until the eighth (8th) day after the Executive signs, without revoking, this Agreement (“Effective Date”). No payments due to the Executive under this Agreement shall be made or begin before the Effective Date.

(c)	Employer Release of Executive

In exchange for the Releasors’ waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, the Employer expressly waives and releases any and all claims against the Executive that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; (ii) the Executive’s breach of any terms and conditions of the Agreement; and (iii) the Executive’s criminal activities or intentional misconduct occurring during the Executive’s employment.

5. Knowing and Voluntary Acknowledgment. The Executive specifically agrees and acknowledges that:

(a)	the Executive has read this Agreement in its entirety and understands all of its terms;

(b)

by this Agreement, the Executive has been advised to consult with an attorney before executing this Agreement[ and has consulted with such counsel as the Executive believed was necessary before signing this Agreement;

(c)	the Executive knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(d)

the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)	the Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Agreement; and

(f)	the Executive understands that the waiver and release in this Agreement is being requested in connection with the Executive’s separation of employment from the Employer.

6. Post-Termination Obligations and Restrictive Covenants.

(a)	Acknowledgment

The Executive understands and acknowledges that by virtue of the Executive’s employment with the Employer, the Executive had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer and benefitted from the Employer’s goodwill. The Executive understands and acknowledges that the Employer invested significant time and expense in developing the Confidential Information and goodwill.

The Executive further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer’s legitimate business interests in its Confidential Information and goodwill. The Executive further understands and acknowledges that the Employer’s ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that the Employer would be irreparably harmed if the Executive violates the restrictive covenants below.

(b)	Confidential Information

The Executive understands and acknowledges that during the course of employment with the Employer, the Executive has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Executive further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Executive may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: all information respecting the business and activities of Castle Creek Biosciences or any predecessor or affiliates (the “Company”), including, without limitation, the terms and provisions of this Agreement, the clients customers, suppliers employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information developed by the Executive in the course of the Executive’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that the disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(c)	Disclosure and Use Restrictions

(i)	Executive Covenants. The Executive agrees and covenants:

(A)	to keep this Agreement and its terms confidential;

(B)	to treat all Confidential Information as strictly confidential;

(C)

not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer or Employer Group, and, in any event, not to anyone outside of the direct employ of the Employer Group except with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(D)

not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as allowed by applicable law or with the prior consent of an authorized officer acting on behalf of the Employer Group.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue after the Executive’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or a breach by those acting in concert with the Executive or on the Executive’s behalf.

(ii)

Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. For example, nothing in this Agreement prohibits or restricts the Executive from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority, or the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”).

(iii)	Notice of Immunity Under the Defend Trade Secrets Act of 2016, 18 U.S.C. 1833(b). Notwithstanding any other provision of this Agreement:

(A)

The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B)

If the Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the Employer’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)	Non-Competition.

Because of the Employer’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Executive, for twelve (12) months, beginning on the Separation Date (the “Restricted Period”), the Executive agrees and covenants that he will not, either directly or indirectly, as a proprietor, partner, stockholder (except as the holder of not more than 1% of the outstanding stock of a publicly held company), director, executive, employee, consultant, joint venture, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any entity within the United States that engages (a) in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of cellular biologic products or (b) in any other business activity carried on or planned to be carried on by Castle Creek Biosciences as of the Separation Date. Notwithstanding the forgoing, if Castle Creek Biosciences is merged with or into a third party which is engaged in multiple lines of business, or if a party to multiple lines of business succeeds to Castle Creek Biosciences’s assets or business, then for purposes of this paragraph, the term “Castle Creek Biosciences” shall mean and refer to the products and services being developed, manufactured, marketed, licensed, sold or provided by Castle Creek Biosciences immediately prior to such event and as it subsequently develops and not to the third party’s other products and services.

Nothing in this Agreement prohibits the Executive from purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation, provided that the Executive’s ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation.

(e)	Non-Solicitation.

The Executive understands and acknowledges that the Employer has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Executive’s experience with and relationship to the Employer Group, the Executive has had access to and learned about much or all of the Employer Group’s customer information, such as names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Employer’s services. The Executive understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Employer. Likewise, the Executive understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of such employees would cause significant and irreparable harm to the Employer.

Therefore, during the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, request any past, present or prospective customer of the Company (“Customer”) to curtail or cancel their business with the Company or any of its predecessors or affiliates. After the Separation Date, a past or prospective Customer shall be limited to such Customer measured within the one (1) year period prior to the Separation Date.

During the Restricted Period, the Executive also shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, contact, solicit, employ, interfere with, attempt to entice away from the Company any individual who is employed by the Company at the time of such solicitation, employment, interference or enticement. During the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, request any Business Associate (as defined below) to curtail or cancel their business with the Company. “Business Associate” means any person which had had at any time during the Executive’s employment a business relationship with the Company or the Employer Group, including without limitation, a sales representative, supplier, lender, borrower, guarantor, landlord, tenant, lessor, lessee, but excluding employees and Customers.

7. Cooperation. The parties agree that certain matters in which the Executive has been involved during the Executive’s employment may need the Executive’s cooperation with the Employer in the future. Accordingly, for a period of twelve (12) months after the Separation Date, to the extent reasonably requested by the Employer, the Executive shall cooperate with the Employer regarding matters arising out of or related to the Executive’s service to the Employer. The Employer shall reimburse the Executive for reasonable expenses incurred in connection with this cooperation. The Executive understands that the duties contemplated in this paragraph may be superseded by or subsumed within a future consulting agreement between the Company and the Executive, should one be entered into after the Separation Date.

8. Non-Disparagement. The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its Executives, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. Employer agrees and covenants that its officers and directors shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Executive now or in the future.

This Paragraph does not in any way restrict or impede the Executive from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or any Government Agency, provided that such compliance does not exceed that required by the law, regulation, or order.

9. Remedies. In the event of a breach or threatened breach by the Executive of Paragraphs 6, 8, or 9 of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

In addition, if the Executive fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10. Successors and Assigns.

(a)	Assignment by the Employer or Employer Group

The Employer or Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and/or Employer Group and its successors and assigns.

(b)	No Assignment by the Executive

The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

11. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment or termination of employment, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the Commonwealth of Pennsylvania; if in state court, in the County of Chester, if in federal court, in the Eastern District of Pennsylvania. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of any inconsistency between this Agreement and any other agreement between the Executive and the Employer, the statements in this Agreement shall control.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by the President and CEO of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

15. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

16. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

17. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer or Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer and Employer Group specifically disclaims and denies any wrongdoing or liability to Executive.

18. Notices. All notices under this Agreement must be given in writing by receipted email or overnight delivery at the addresses indicated in this paragraph.

Notice to Employer:

Matthew Gantz

President and CEO

Castle Creek Biosciences, Inc.

405 Eagleview Blvd.

Exton, PA 19341

Notice to the Executive:

John Maslowski

Address:

19. Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

20. Attorneys’ Fees and Costs. If the Executive breaches any terms of this Agreement or the post-termination obligations articulated in it, to the extent authorized by Pennsylvania law, the Executive will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

21. Section 409A. The payments under this Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), and this Agreement shall be construed and administered in accordance with such intent. The parties acknowledge and agree that they reasonably anticipate that the level of bona fide services the Executive will perform for the Employer Group after the Separation Date as a consultant or as a director will permanent permanently decrease to no more than 20% percent of the average level of bona fide services performed by the Executive for the Employer Group over the 36-month period immediately preceding the Separation Date and, accordingly, that the Executive’s termination of employment on the Separation Date shall constitute a “separation from service” within the meaning of Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A and in no event shall Employer or Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22. Acknowledgment of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER AND EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Castle Creek Biosciences, Inc.

By:	/s/ Matthew Gantz
Name: Matthew Gantz
Title: President and CEO

EXECUTIVE

Signature:	/s/ John Maslowski
John Maslowski